Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PETROLEUM HELICOPTERS, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2005

     LAFAYETTE, LA — November 7, 2005 — Petroleum Helicopters, Inc. (“PHI”) today reported net earnings of $5.5 million ($0.53 per diluted share) on operating revenues of $100.0 million for the quarter ended September 30, 2005. For the same period of 2004, PHI reported net earnings of $2.7 million ($0.48 per diluted share) on operating revenues of $77.7 million. Fully diluted shares outstanding at September 30, 2005, were 10,295,000, compared to 5,486,000 at September 30, 2004.
     For the nine months ended September 30, 2005, net earnings were $7.8 million ($1.06 per diluted share) on operating revenues of $261.0 million. This compares to net earnings of $3.8 million ($0.69 per diluted share) on operating revenues of $214.9 million for the same nine-month period in 2004. Average fully diluted shares outstanding for the nine months ended September 30, 2005, were 7,314,000 compared to 5,486,000 for the nine months ended September 30, 2004.
     PHI also reported that during the quarter two significant hurricanes affected operations. Hurricane Katrina made landfall in southeastern Louisiana on August 29, 2005 and caused substantial flooding at the base in Boothville, Louisiana which is expected to be out of service for approximately twelve months as repairs are made. Other bases incurred some damage, all of which is expected to be repaired in the next several months. Flight hours were adversely affected initially as aircraft were evacuated and parked until the storm passed. When flights resumed, there was an increase in flight hours as customers began assessing damage and making repairs to facilities in the Gulf of Mexico. Additionally, the Air Medical segment experienced higher than normal flight activity while assisting with the evacuation of New Orleans following the hurricane.
     Additionally, on September 24, 2005, Hurricane Rita made landfall in southwestern Louisiana destroying the base in Cameron, Louisiana and causing flooding and wind damage at other bases. Initially, flight hours were also adversely affected by this storm, but once flights resumed, they returned to post-Katrina activity levels. The Air Medical segment also experienced additional flight activity both before and after Hurricane Rita related to the evacuation of certain areas of Texas.
     Operations at bases that are currently out of service have been relocated to other bases that were unaffected or did not sustain significant damage. All employees were accounted for and there were no injuries reported. All aircraft were evacuated prior to both storms, and as a result there was no damage to aircraft. PHI expects that substantially all of the damage incurred at all bases will be covered by insurance, and is discussed in more detail in Form 10Q.

     Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHEL and PHELK).
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PETROLEUM HELICOPTERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Operating revenues	$100,018	$77,733	$261,040	$214,892
Gain on disposition of property and equipment, net	26	1,091	486	2,271
Other	861	76	1,155	221

	100,905	78,900	262,681	217,384

Expenses:
Direct expenses	80,184	63,805	217,115	179,138
Selling, general and administrative expenses	6,561	5,403	17,263	16,157
Interest expense	5,061	5,026	15,337	15,052

	91,806	74,234	249,715	210,347

Earnings before income taxes	9,099	4,666	12,966	7,037
Income taxes	3,639	2,007	5,186	3,262

Net earnings	$5,460	$2,659	$7,780	$3,775

Weighted average shares outstanding:
Basic	10,271	5,383	7,288	5,383
Diluted	10,295	5,486	7,314	5,486

Net earnings per share
Basic	$0.53	$0.49	$1.07	$0.70
Diluted	$0.53	$0.48	$1.06	$0.69
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Summarized financial information concerning the Company’s reportable operating segments for the quarter and nine months ended September 30, 2005 and 2004 is as follows:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Thousands of dollars)		(Thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	$58,952	$48,081	$155,392	$133,660
Air Medical	33,905	21,441	82,989	55,919
International	6,766	5,766	19,565	16,936
Technical Services	395	2,445	3,094	8,377

Total operating revenues	100,018	77,733	261,040	214,892

Segment direct expenses
Domestic Oil and Gas	46,773	38,762	126,116	111,407
Air Medical	28,701	18,894	75,799	46,562
International	4,358	4,094	12,824	13,847
Technical Services	352	2,055	2,376	7,322

Total direct expenses	80,184	63,805	217,115	179,138

Segment selling, general and administrative expenses
Domestic Oil and Gas	256	113	704	1,379
Air Medical	1,741	1,866	4,645	5,579
International	118	12	182	36
Technical Services	1	3	5	11

Total selling, general and administrative expenses	2,116	1,994	5,536	7,005

Total direct and selling, general and administrative expenses	82,300	65,799	222,651	186,143

Net segment profit
Domestic Oil and Gas	11,923	9,206	28,572	20,874
Air Medical	3,463	681	2,545	3,778
International	2,290	1,660	6,559	3,053
Technical Services	42	387	713	1,044

Total	17,718	11,934	38,389	28,749

Other, net	887	1,167	1,641	2,492
Unallocated selling, general and administrative costs	(4,445)	(3,409)	(11,727)	(9,152)
Interest expense	(5,061)	(5,026)	(15,337)	(15,052)

Earnings before income taxes	$9,099	$4,666	$12,966	$7,037

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